UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 2, 2006

SATCON TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-11512	04-2857552
(Commission File Number)	(I.R.S. Employer Identification No.)

27 Drydock Avenue
Boston, Massachusetts	02210-2377
(Address of Principal Executive Offices)	(Zip Code)

(617) 897-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.                                          Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

SatCon Technology Corporation (the “Company”) previously announced on September 1, 2006 that the Nasdaq Listing Qualifications Department notified the Company on August 30, 2006 that it failed to comply with the continued listing requirements of The Nasdaq Global Market because the market value of the Company’s listed securities had fallen below $50,000,000 for 10 consecutive business days. Pursuant to Nasdaq Marketplace Rules, the Company was provided a period of 30 calendar days, or until September 29, 2006, to regain compliance.

On October 2, 2006, the Company received a Staff Determination Letter from the Nasdaq Listing Qualifications Department indicating that the Company has not regained compliance with Nasdaq Marketplace Rule 4450(b)(1)(A) as the market value of the Company’s common stock has remained below the minimum of $50,000,000 required for continued inclusion in The Nasdaq Global Market.  Accordingly, its common stock is subject to delisting from The Nasdaq Global Market.

The Company has requested before a Nasdaq Listing Qualifications Panel to review the Staff’s determination.  The request for a hearing will stay the Staff’s determination and, as a result, the Company’s securities will remain listed on The Nasdaq Global Market until the Panel issues its decision following the hearing. The Company expects the hearing to be held in approximately 30 to 45 days. There can be no assurance that the Panel will grant the Company’s request for continued listing on The Nasdaq Global Market.

In accordance with Nasdaq Marketplace Rules, the Company could, prior to the hearing, apply to transfer its securities to The Nasdaq Capital Market.  If such an application were approved, the hearing would be cancelled.  Alternatively, the Company could proceed with the hearing and mention to the Panel that it is willing to consider The Nasdaq Capital Market as an option.  In either case, there can be no assurance that any such transfer would be approved.  The Company is currently evaluating all of its options in this regard.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SATCON TECHNOLOGY CORPORATION

Date: October 5, 2006	By:	/s/ DAVID E. O’NEIL
David E. O’Neil
Vice President of Finance and Treasurer